Exhibit 99.1
For Immediate Release
Contact: Jim Gattoni
Landstar System, Inc.
www.landstar.com
904-398-9400
January 27, 2010
LANDSTAR SYSTEM REPORTS FOURTH QUARTER RESULTS
Jacksonville, FL — Landstar System, Inc. (NASDAQ: LSTR) reported 2009 fourth quarter net income of $18.6 million, or $0.37 per diluted share, from revenue of $547.7 million. Net income for the 2008 fourth quarter was $24.6 million, or $0.47 per diluted share, from revenue of $603.8 million.
Revenue hauled by third-party truck capacity providers in the 2009 fourth quarter was $498.4 million, or 91 percent of revenue, compared to $547.4 million, or 91 percent of revenue, in the 2008 fourth quarter. Included in revenue hauled by third-party truck capacity providers in the 2009 and 2008 fourth quarters were $16.8 million and $24.6 million, respectively, of fuel surcharges invoiced to customers on revenue hauled by third-party truck brokerage carriers. In the 2009 and 2008 fourth quarters, the Company also invoiced customers $40.7 million and $54.5 million, respectively, of fuel surcharges that were passed 100 percent to third-party BCO Independent Contractors and excluded from revenue. Revenue hauled by rail, air and ocean cargo carriers was $35.0 million, or 6 percent of revenue, in the 2009 fourth quarter compared to $47.0 million, or 8 percent of revenue, in the 2008 fourth quarter. Transportation management fee revenue was $4.4 million, or 1 percent of revenue, in the 2009 fourth quarter.
Landstar System, Inc. also announced that its Board of Directors has declared a quarterly dividend of $0.045 per share. The dividend is payable on February 26, 2010 to stockholders of record at the close of business on February 5, 2010. It is the intention of the Board of Directors to continue to pay a quarterly dividend. During the 2009 fourth quarter, Landstar purchased 665,000 shares of its common stock at a total cost of $24.1 million.

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The Company’s variable cost business model continues to generate significant cash flow. During 2009, the Company purchased 1,625,000 shares of its common stock at a total cost of $55.8 million and completed two acquisitions, while at the same time reduced borrowings on its senior credit facility by $30 million. Under the Company’s authorized share purchase program, the Company currently has a total of 1,375,000 shares of its common stock available for purchase.
Commenting on Landstar’s 2009 fourth quarter, Landstar’s Chairman, President and CEO, Henry Gerkens said, “I am pleased with the way the Company finished 2009, particularly as it relates to revenue. Sequentially, Landstar was able to increase revenue by 9 percent over the 2009 third quarter, and that was significantly better than has been experienced in the fourth quarter compared to the third quarter in each of the prior three years. The increased revenue was primarily the result of a general increase in rate per load of approximately 4 percent, combined with increased loadings of approximately 6 percent over the 2009 third quarter. 2009 fourth quarter revenue compared to the 2008 fourth quarter decreased 9 percent, significantly better than the 28 percent decrease experienced during the first nine months of 2009 compared to the first nine months of 2008.
Gerkens continued, “Diluted earnings per share in the 2009 fourth quarter compared to the 2008 fourth quarter was negatively impacted by $0.10 per diluted share due to increased insurance and claims expense attributable to an unusual amount of adverse development of commercial trucking claims in the 2009 fourth quarter, partly offset by $0.03 per diluted share from a lower provision for taxes. Although the cost of insurance and claims in the quarter was much higher than a typical quarter, our 2009 accident frequency rate was the lowest in Landstar history, demonstrating the Company’s continued emphasis on safety. Operating margin was 5.0 percent in the 2009 fourth quarter compared to 6.8 percent in the 2008 fourth quarter, primarily as a result of the adverse development of commercial trucking claims.”

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“As we moved through the 2009 fourth quarter, both the number of loads and rate per load continued to show signs of strengthening. Through the first several weeks of January, I have seen daily volume increases of approximately five to ten percent compared to January 2009, while rate per load continues to show improvement. Assuming these trends continue for the balance of the quarter, I would anticipate 2010 first quarter revenue to increase over the 2009 first quarter revenue in a mid to upper single digit range. As a result, I anticipate Landstar’s earnings to be within a range of $0.28 to $0.32 per diluted share. Although I remain cautiously optimistic about 2010, I will not be providing specific annual revenue and earnings guidance. From a longer term perspective, our goals are to achieve a cumulative average growth rate in revenue over a three to five year period in a mid-teen range, to increase annual operating margins and to grow earnings per share at a slightly higher rate than the rate of revenue increase.”
Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 5 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Fourth Quarter 2009 Earnings Release Conference Call.”
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or workers’ compensation claims; unfavorable development of existing claims; dependence on independent sales agents; dependence on third-party capacity providers; disruptions or failures in our computer systems; a downturn in domestic or international economic growth or growth in the transportation sector; substantial industry competition; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2008 fiscal year, described in Item 1A Risk Factors, and other SEC filings from time-to-time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

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About Landstar:
Landstar System, Inc. is a non-asset based provider of integrated supply chain solutions. Landstar delivers safe, specialized transportation, warehousing and logistics services to a broad range of customers worldwide utilizing a network of agents, third-party capacity owners and employees. All Landstar transportation companies are certified to ISO 9001:2000 quality management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.
(Tables follow)

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Landstar System, Inc. and Subsidiary
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Fiscal Year End		Thirteen Weeks Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008
Revenue	$2,008,796	$2,643,069	$547,715	$603,837
Investment income	1,268	3,339	314	653

Costs and expenses:
Purchased transportation	1,503,520	2,033,384	413,301	460,175
Commissions to agents	160,571	203,058	42,836	49,201
Other operating costs	29,173	28,033	7,424	7,219
Insurance and claims	45,918	36,374	16,862	9,215
Selling, general and administrative	133,612	137,758	33,922	32,301
Depreciation and amortization	23,528	20,960	6,114	5,402

Total costs and expenses	1,896,322	2,459,567	520,459	563,513

Operating income	113,742	186,841	27,570	40,977
Interest and debt expense	4,030	7,351	937	1,716

Income before income taxes	109,712	179,490	26,633	39,261
Income taxes	39,762	68,560	8,296	14,656

Net income	69,950	110,930	18,337	24,605
Less: Net loss attributable to noncontrolling interest	(445)	—	(231)	—

Net income attributable to Landstar System, Inc. and subsidiary	$70,395	$110,930	$18,568	$24,605

Earnings per common share attributable to Landstar System, Inc. and subsidiary	$1.38	$2.11	$0.37	$0.47

Diluted earnings per share attributable to Landstar System, Inc. and subsidiary	$1.37	$2.10	$0.37	$0.47

Average number of shares outstanding:
Earnings per common share	51,095,000	52,503,000	50,404,000	51,973,000

Diluted earnings per share	51,280,000	52,854,000	50,594,000	52,197,000

Dividends paid per common share	$0.1700	$0.1550	$0.0450	$0.0400

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Landstar System, Inc. and Subsidiary
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)
(Unaudited)

	Dec. 26,	Dec. 27,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$85,719	$98,904
Short-term investments	24,325	23,479
Trade accounts receivable, less allowance of $5,547 and $6,230	278,854	315,065
Other receivables, including advances to independent contractors, less allowance of $5,797 and $4,298	18,149	10,083
Deferred income taxes and other current assets	19,565	27,871

Total current assets	426,612	475,402

Operating property, less accumulated depreciation and amortization of $124,810 and $106,635	116,656	124,178
Goodwill	57,470	31,134
Other assets	48,054	32,816

Total assets	$648,792	$663,530

LIABILITIES AND EQUITY
Current liabilities:
Cash overdraft	$28,919	$32,065
Accounts payable	121,030	105,882
Current maturities of long-term debt	24,585	24,693
Insurance claims	41,627	23,545
Accrued income taxes	9,957	12,239
Other current liabilities	32,517	38,161

Total current liabilities	258,635	236,585

Long-term debt, excluding current maturities	68,313	111,752
Insurance claims	30,680	38,278
Deferred income taxes	23,013	23,779

Equity
Landstar System, Inc. and subsidiary shareholders’ equity
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 66,255,358 and 66,109,547 shares	663	661
Additional paid-in capital	161,261	154,533
Retained earnings	766,040	704,331
Cost of 16,022,111 and 14,424,887 shares of common stock in treasury	(660,446)	(605,828)
Accumulated other comprehensive income (loss)	498	(561)

Total Landstar System, Inc. and subsidiary shareholders’ equity	268,016	253,136

Noncontrolling interest	135	—

Total equity	268,151	253,136

Total liabilities and equity	$648,792	$663,530

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Landstar System, Inc. and Subsidiary
Supplemental Information
(Unaudited)

	Fiscal Year End		Thirteen Weeks Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008
Revenue generated through (in thousands):

Business Capacity Owners (1)	$1,140,004	$1,388,353	$299,613	$317,371
Truck Brokerage Carriers	694,467	996,269	198,806	230,007
Rail intermodal	76,346	136,367	19,252	29,431
Ocean cargo carriers	33,835	42,153	8,376	12,824
Air cargo carriers	17,621	14,891	7,362	4,756
Other (2)	46,523	65,036	14,306	9,448

	$2,008,796	$2,643,069	$547,715	$603,837

Number of loads:

Business Capacity Owners (1)	761,940	820,680	200,100	182,350
Truck Brokerage Carriers	501,980	571,600	138,980	136,350
Rail intermodal	37,890	58,510	9,290	12,900
Ocean cargo carriers	5,370	5,380	1,450	1,390
Air cargo carriers	7,780	8,260	1,340	2,740

	1,314,960	1,464,430	351,160	335,730

Revenue per load:

Business Capacity Owners (1)	$1,496	$1,692	$1,497	$1,740
Truck Brokerage Carriers	1,383	1,743	1,430	1,687
Rail intermodal	2,015	2,331	2,072	2,281
Ocean cargo carriers	6,301	7,835	5,777	9,226
Air cargo carriers	2,265	1,803	5,494	1,736

	December 26,	December 27,
	2009	2008
Truck Capacity

Business Capacity Owners (1) (3)	7,926	8,455

Truck Brokerage Carriers:
Approved and active (4)	14,887	16,135
Approved	9,886	10,036

	24,773	26,171

Total available truck capacity providers	32,699	34,626

Agent Locations	1,366	1,428

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2)	Includes premium revenue generated by the insurance segment and warehousing and transportation management fee revenue generated by the transportation logistics segment. Also, included in the 2008 fiscal year was $27,638 of revenue for bus capacity provided for evacuation assistance related to the storms that impacted the Gulf Coast in the third quarter of 2008.

(3)	Trucks provided by Business Capacity Owners were 8,519 and 9,039 at December 26, 2009 and December 27, 2008, respectively.

(4)	Active refers to Truck Brokerage Carriers who have moved at least one load in the past 180 days.